EXHIBIT 2.3


THIRD MODIFICATION TO AMENDED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR CALIFORNIA SEVEN ASSOCIATES LIMITED PARTNERSHIP, DEBTOR AND DEBTOR IN POSSESSION, PROPOSED BY THE DEBTOR, DATED APRIL 25, 1995


          California Seven Associates Limited Partnership, Debtor and Debtor in Possession (the "Debtor"), hereby files this Third Modification to its Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for California Seven Associates Limited Partnership, Debtor and Debtor in Possession, Proposed by the Debtor, Dated April 25, 1995 (the "Plan"), pursuant to 11 U.S.C. 1127 as follows:

          1. Section 6.01, Class 1 Claims, commencing at page 26, line 13 through line 20, is modified by deleting the existing text and replacing it with the following new text:

          Amberway Apartments                   $          12,900,000
          Arbor Park Apartments                 $           6,300,000
          Mission Bay East Apartments           $          26,600,000
          Oakwood Apartments - West Los Angeles $          18,900,000
          Pacifica Club Apartments              $          16,100,000
          Sherman Oaks Apartments               $          14,900,000

          2. Section 6.01, Class 1 Claims, at page 27, line 1 shall be amended by deleting the text "8.125%" and replacing it with "8.0%".

          3. Section 6.01, Class 1 Claims, commencing on page 27, line 7, to page 28, line 4, is modified by deleting the existing text and replacing it with the following new text:

               Upon Stabilization of Occupancy of Sherman Oaks, the $14,900,000 shall be paid as set forth below.

               The balance of the Allowed Secured Claim (without Sherman
          Oaks) in the total approximate amount of $80,161,306 evidenced by the Modified Note secured by the First Deed of Trust on the five Operating Properties shall earn interest for the first 18 months commencing on the first day of the first month after the Effective Date as follows:

                                                            % OF INTEREST
          TRANCHE NO.              AMOUNT OF DEBT           PAID PER ANNUM

             1st                  $56,112,914                     8%
             2nd                   12,024,196                     9.5%
             3rd                   12,024,196                    10%

               The payments of interest only shall be due and payable in arrears by the tenth day of the month for all three tranches. In addition, the second and third tranches shall receive allocated excess property cash flow at the rate of 39% and 60%, respectively. The allocated excess property cash flow for the second and third tranches shall be paid in arrears on a quarterly basis in accordance with the participation percentages. The



          participation percentages were calculated when combined with interest paid to achieve 18% and 25% rates of return, respectively over the term of the Plan.

               The Allowed Secured Claim (including Sherman Oaks) in the total approximate amount of $95,061,306 after the first 18 months as evidenced by the Modified Note and secured by the First Deed of Trust on the six (6) Properties shall earn interest and shall be paid as follows:


                                                            % OF INTEREST
          TRANCHE NO.              AMOUNT OF DEBT           PAID PER ANNUM

             1st                 $ 66,542,914                      8%
             2nd                   14,259,196                      9.5%
             3rd                   14,259,196                     10%

          The interest as set forth above for the first tranche shall be based on a 30-year amortization schedule of payment of the principal of the Modified Note due and payable on December 31, 2004. The second and third tranches shall receive allocated excess property cash flow at the rate of 39% and 60%, respectively. The allocated excess property cash flow for the second the third tranches shall be paid in arrears on a quarterly basis in accordance with the participation percentages. The participation percentages were calculated when combined with interest paid to achieve 18% and 25% rates of return,
          respectively over the term of the Plan.   The balance on the
          Modified Note shall be due and payable in full on December 31, 2004. All payments made to Travelers postpetition have been and/or shall be credited against the principal amount of the Modified Note.

          4. In accordance with the agreement between Travelers and the Debtor, Exhibit "D" to the Plan (Third Note Modification Agreement; Third Deed of Trust Modification Agreement; and Second Amendment to Security Agreement) may be modified after confirmation.

          5. In all other respects, the terms and conditions of the Plan shall remain if full force and effect. If, however, there are any inconsistencies in any other parts of the Plan and the Modification contained herein, the Modification shall control.

          DATED this ________ day of August, 1995.

                                        CALIFORNIA SEVEN ASSOCIATES
                                        LIMITED PARTNERSHIP, a California
                                        Limited Partnership

                                        By:  J. SCOTT BOVITZ (#93548)
                                             Of Counsel
                                             DIXON DIXON & JESSUP LTD.,
                                             L.L.P.
                                                            AND


                                        By:  _____________________________



                                             CLIFTON R. JESSUP, JR.
                                             BRUCE H. WHITE
                                             DIXON DIXON & JESSUP LTD.,
                                             L.L.P.

                                             ITS ATTORNEYS